Exhibit 99.1

VODAVI ANNOUNCES 2003 THIRD QUARTER RESULTS
Revenue Increases 8%
Earnings Increase 104%

PHOENIX, AZ – October 29, 2003 – Vodavi Technology, Inc., (Nasdaq: VTEK), a provider of business telecommunications solutions, today announced results for its third quarter ended September 30, 2003.

For the third quarter of 2003, the Company reported revenue of $11.4 million, an increase of 8.0% from total revenue of $10.5 million in the third quarter of 2002. Net Income totaled $452,000, or $0.12 per share, in the third quarter of 2003 compared with net income of $221,000, or $0.05 per share, in the same period in 2002. The third quarter of 2002 included an after-tax charge of $182,000, or $0.03 per share, for the settlement of litigation.

Year to date, the Company reported revenue of $30.7 million compared with $28.8 million a year ago. Net income totaled $915,000, or $.22 per share, for the nine months ended September 30, 2003 compared with net income, before change in accounting principle, of $690,000, or $0.16 per share, in 2002. Including the change in accounting principle, the Company reported a net loss of $573,000, or $0.13 per share, in the first nine months of 2002.

Gregory K. Roeper, chief executive officer, stated “In almost every aspect of our business the third quarter was extremely positive. We continued to make market share gains with our STS product and our dealer business is having more success in selling networked applications to larger enterprises with our XTS product line. Channel inventory levels and mix continue to improve and our cash generation was very strong. We are very pleased with the third quarter operating results.”

“As anticipated, our stock repurchase in June of this year proved to be accretive to earnings in the third quarter. Moreover, while we borrowed approximately $2.1 million in June to effect the transaction, we have already generated enough cash to report a positive net cash position as of September 30, 2003.”

For a more detailed discussion of the Company’s financial results, please refer to the Company’s Form 10-Q for the quarterly period ended September 30, 2003 filed with the Securities and Exchange Commission.

Teleconference Information

The Company has scheduled a teleconference to discuss its results on Thursday, October 30, 2003, at 11:00 a.m. Eastern Time. To participate in the teleconference, please dial 888-913-9966 at least ten minutes prior to the start of the call. International participants should dial 773-756-4631. Please refer to the “VODAVI” teleconference hosted by Mr. Greg Roeper.

A replay of the teleconference will be available beginning October 30th at approximately 1:00 p.m. Eastern Time through December 1, 2003. To listen to the replay by phone, dial 800-945-7645. If calling internationally, please call 402-220-3575.

About Vodavi

Vodavi Technology, Inc. is headquartered in Phoenix, Arizona. The Company designs, develops, markets and supports a broad range of business telecommunications solutions. Vodavi products include digital telecommunications systems, computer telephony products, and voice-processing systems including voice mail, fax mail, and Internet messaging for a wide variety of commercial applications.

For more information on Vodavi, visit www.vodavi.com.

This press release contains forward-looking statements, including statements regarding the Company’s business strategies, the Company’s business, and the industry in which the company operates as well as expectations regarding revenue, EBITDA and income levels, and debt reductions. These forward-looking statements are based primarily on the Company’s current expectations and are subject to a number of risks and uncertainties, some of which are out of the Company’s control.

Actual results could differ materially from the forward-looking statements as a result of numerous factors, including those set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission.

Contact:
   Vodavi Technology, Inc.
   David A. Husband
   Chief Financial Officer
   480-443-6000
   www.vodavi.com

VODAVI TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share amounts
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

REVENUE, net	$11,397	$10,541	$30,678	$28,790
COST OF GOODS SOLD	7,456	6,600	20,110	18,234

GROSS MARGIN	3,941	3,941	10,568	10,556

OPERATING EXPENSES:
Engineering and product development	499	637	1,569	1,696
Selling, general and administrative	2,655	2,916	7,393	7,635

	3,154	3,553	8,962	9,331

OPERATING INCOME	787	388	1,606	1,225
INTEREST EXPENSE	40	22	93	82

INCOME BEFORE INCOME TAXES AND CHANGE IN ACCOUNTING PRINCIPLE	747	366	1,513	1,143
INCOME TAX PROVISION	295	145	598	453

INCOME BEFORE CHANGE IN ACCOUNTING PRINCIPLE	452	221	915	690
CHANGE IN ACCOUNTING PRINCIPLE, net of tax	—	—	—	(1,263)

NET INCOME (LOSS)	$452	$221	$915	$(573)

EARNINGS PER COMMON SHARE:
Diluted -
Income before change in accounting principle	$0.12	$0.05	$0.22	$0.16
Change in accounting principle	—	—	—	(0.29)

Net income (loss)	$0.12	$0.05	$0.22	$(0.13)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Diluted	3,766	4,469	4,192	4,418

VODAVI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands

	September 30,	December 31,
	2003	2002

CURRENT ASSETS:
Cash	$1,462	$1,141
Accounts receivable, net	7,078	6,671
Inventory	4,546	5,550
Income tax receivable	—	300
Deferred income taxes	436	436
Prepaids and other current assets	505	731

Total current assets	14,027	14,829
PROPERTY AND EQUIPMENT, net	1,552	1,631
GOODWILL	725	725
DEFERRED INCOME TAXES	160	160
OTHER LONG-TERM ASSETS	75	43

	$16,539	$17,388

CURRENT LIABILITIES:
Accounts payable	$621	$1,250
Accrued liabilities	1,863	1,551
Accounts payable to stockholder	3,631	3,965
Current portion of long-term debt	200	—
Revolving credit facility	—	—

Total current liabilities	6,315	6,766
LONG-TERM DEBT	750	—
STOCKHOLDERS’ EQUITY	9,474	10,622

	$16,539	$17,388